Appendix A-2

                               AMENDMENT NO. 2 TO
                          AGREEMENT AND PLAN OF MERGER

      This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (the "Amendment") hereby further amends the Agreement and Plan of Merger dated as of October 19, 1999, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of April 12, 2000 (the "Merger Agreement"), as set forth below. This Amendment is dated as of July 28, 2000, and is by and among Thermo Electron Corporation, a
Delaware corporation ("Thermo Electron"), TTT Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Thermo Electron ("Merger Sub"), and Thermo TerraTech Inc., a Delaware corporation ("TerraTech").

                                    RECITALS

      A. On November 9, 1999, Thermo Electron filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (as amended, the "Registration Statement") in order to register the shares of its common stock, $1.00 par value per share, to be issued to the public stockholders of TerraTech in the proposed merger with Merger Sub (the "Merger"), as contemplated by
Section 5.1 of the Merger Agreement.

      B. In response to comments from the Securities and Exchange Commission, Thermo Electron and TerraTech have filed amendments to the Registration Statement on November 30, 1999, April 28, 2000 and July 26, 2000.

      C. As of the date of this Amendment, Thermo Electron and TerraTech are working with the Securities and Exchange Commission to resolve the remaining comments on the Registration Statement, but Thermo Electron and TerraTech expect that such comments will not be resolved in time to allow the consummation of the Merger to take place by July 31, 2000.

      D. Thermo Electron, TerraTech and Merger Sub each desire, in light of the foregoing, to amend the Merger Agreement as set forth below.

      NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      Section 7.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

      " (b) by either TerraTech (at the direction of the Special Committee) or Merger Sub if the Merger shall not have been consummated by September 30, 2000; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement."

      IN WITNESS WHEREOF, Thermo Electron, Merger Sub and TerraTech have caused this Amendment to be signed by themselves or their duly authorized respective officers, all as of the date first written above.


                              THERMO ELECTRON CORPORATION



                              By:    /s/ Theo Melas-Kyriazi
                                     -------------------------------------------
                              Name:  Theo Melas-Kyriazi
                              Title: Vice President and Chief Financial Officer


                              TTT ACQUISITION CORPORATION



                              By:    /s/ Theo Melas-Kyriazi
                                     -------------------------------------------
                              Name:  Theo Melas-Kyriazi
                              Title: President


                              THERMO TERRATECH INC.



                              By:    /s/ Brian D. Holt
                                     -------------------------------------------
                              Name:  Brian D. Holt
                              Title: President and Chief Executive Officer